Exhibit 10.1

TERM SHEET

SEPTEMBER 30, 2024

This term sheet (the “Term Sheet”) summarizes the principal terms and conditions of the proposed transaction between Super League Enterprise, Inc., a Delaware corporation (“Super League”), and Infinite Reality, Inc., a Delaware corporation (“iR”) (each, a “Party” and collectively, the “Parties”). This Term Sheet is intended to be binding, subject to negotiation, finalization, and execution and delivery of the Definitive Agreements (as defined below), the provisions of which will supersede this Term Sheet and all other understandings between the Parties. Without limiting the generality of the foregoing, all terms and conditions contained in this Term Sheet are subject to further refinement and detail as the Parties shall mutually agree in the Definitive Agreements. iR and Super League shall treat the existence of this Term Sheet, its contents and any discussions regarding this potential transaction under the same terms of confidentially as is set forth in the Confidentiality Agreement (the “NDA”), dated as of September 6, 2024, between iR and Super League, until announced publicly in a current report on Form 8-K and via press release.

Transaction Structure	iR and Super League will enter into definitive agreements as defined herein below pursuant to which (i) Super League will acquire certain assets of iR (as described below) in exchange for the consideration described below (in whatever form as agreed upon by the Parties, the “Asset Acquisition”), (ii) a share exchange of stock will be effectuated between the Parties (the “Share Exchange”), and (iii) iR will provide Super League with a credit facility in the amount of thirty million dollars ($30,000,000) beginning in January 2025 (“Credit Facility”). The structure of the Asset Acquisition, Share Exchange and Credit Facility will be mutually determined by iR and Super League so as to result in the most tax efficient outcome for iR and Super League after taking into consideration tax, accounting, legal, regulatory, commercial and other considerations.

The Asset Acquisition and Equity Investment	The Asset Acquisition shall result in the sale, transfer and assignment by iR to Super League of the following assets: (i) a perpetual, royalty free license to name and to create and host events for Drone Racing League, Inc., with Nicholas Horbaczewski to be named Chief Drone Officer of Super League, (ii) To be determined esports assets and all related intellectual propert, (iii) cash in the amount of up to $20 million to come from divestiture of certain assets to be determined and/or other sources of capital (the “iR Financing”), (iv) TalentX and all related intellectual property, (v) Fearless Media and all related intellectual property, and (vi) Thunder Studios and all related intellectual property (with exceptions made for the upstairs office area to be designated for iR employees and the one live production studio next to the new event space) (each an “Asset” and, collectively, the “Purchased Assets”). For the avoidance of doubt, the Purchased Assets shall not include any provisional or non-provisional patents, trademarks, and trade secrets related to drone racing. Super League shall also assume all disclosed liabilities related to the Purchased Assets existing prior to the Closing.

Acquisition of the Assets	Subject to completion of Super League’s due diligence, the transaction consideration in connection with the Asset Acquisition will consist of the issuance to iR of Series B Convertible Preferred Stock of Super League (“Series B Preferred”), or such other class of preferred shares that is equal in priority to existing Series A, AA and AAA preferred shares, which Series B Preferred shall be convertible into 75% of the then issued and outstanding shares of common stock of Super League calculated at the time of closing of the Asset Acquisition (the “Transaction Shares”) (the “Closing”). Additionally, in the event on the one-year anniversary of Closing of the Asset Acquisition all Series A, AA, and AAA preferred stock, and AAA junior preferred stock of the Company (“Outstanding Preferred”), has not converted into common stock, then in such event the Series B Preferred will receive such additional shares of common stock of Super League equal to 10% of common stock of the Super League issued and outstanding on the one year anniversary of the Closing. The Transaction Shares will be registered on a Form S-4 or other form of registration statement as determined by Super League in its sole discretion (the “Registration Statement”). The Series B Preferred shall automatically convert into the Transaction Shares upon the conversion into common stock of all Outstanding Preferred ; provided, however, in the event less than 100% of the Outstanding Preferred but more than 75% of the Outstanding Preferred are converted into common stock of Super League, then iR shall only be required to convert that number of shares of Series B Preferred into Super League’s common stock equal to the percentage of Outstanding Preferred actually converted at the one year anniversary of the Closing .

Share Exchange	Super League shall issue shares representing 9.9% of the common stock of Super League (on an as-converted basis) pursuant to the Share Exchange Agreement dated as of September 30, 2024 (the “Share Exchange”). Immediately following the Share Exchange, Clark Callander, the Chairman of the Board of iR, shall be appointed as a non-executive member of the board of directors of Super League.

Credit Line

iR shall take commercially reasonable efforts to provide Super League with the Credit Facility, the closing of which shall occur no earlier than January 1, 2025.

Upon consummation of the Asset Acquisition and the Share Exchange, iR shall beneficially own 84.9% of the issued and outstanding common stock of Super League on an “as-converted” basis (consisting of the shares issued in the Share Exchange and the shares issued at or one year following the Closing), and shareholders of Super League existing at Closing shall beneficially own 25% on an “as-converted” basis. A table illustrating the pro forma capitalization of Super League on a post-Closing basis is attached hereto as Appendix A.

Registration Statement	As promptly as reasonably practicable following the Closing, Super League shall file the Registration Statement with the SEC and shall pay all applicable fees relating to the Registration Statement (except with respect to fees incurred by iR for its advisors). The Registration Statement will include audited annual financial statements (and unaudited interim financial statements, as may be required) of iR and/or the Acquired Assets of iR and prepared in accordance with the applicable public-company accounting standard and as required by the Securities and Exchange Commission (“SEC”), NASDAQ and any applicable state securities laws.

Proxy Statement	Upon the execution of the Definitive Agreements (defined below), Super League will file a proxy statement (the “Proxy Statement”) with the SEC for purpose of obtaining the requisite stockholder approval of the transactions contemplated by this Term Sheet, including the (i) Asset Acquisition, (ii) the appointment of a second (2nd) nominee of iR to the board of directors of Super League, and (iii) any other matter requiring the approval of the stockholders of Super League, which Proxy Statement may, if permitted by applicable rules of the SEC, be included as part of the Registration Statement.

Management and Governance	At Closing, the board of directors of Super League will include two directors designated by iR prior to Closing, including Clark Callander, the Chairman of iR, and one other nominee reasonably acceptable to Super League; provided that the composition of the board of directors will satisfy applicable NASDAQ listing standards, including independence requirements, at the time of Closing.

Employment Arrangements	Super League and iR will identify key employees of iR who will become employees of Super League upon the Closing and enter into appropriate employment agreements with such key employees in connection with entering into the Definitive Agreements, effective as of the Closing. Super League will agree to an employee retention program for employees who provide services to the Purchased Assets, to be formalized in the Definitive Agreements.

Definitive Agreements

The obligations of the Parties will be subject to the execution and delivery of definitive agreements, including an asset acquisition agreement (the “Acquisition Agreement”), and such other agreements relating to the Share Exchange, the iR Financing and the Credit Facility necessary or required in connection with the closing of the transactions contemplated by this Term Sheet (together, the “Definitive Agreements”), in each case containing terms and conditions reasonably satisfactory to Super League and iR.

The Acquisition Agreement will contain customary representations, warranties, covenants and conditions. The Acquisition Agreement and other applicable Definitive Agreements will be governed by Delaware law.

Closing Conditions	The obligations of Super League and iR to consummate the transactions contemplated by this Term Sheet will be subject to customary closing conditions, including, but not limited to: (i) approval by Super League’s board of directors and stockholders; (ii) completion of any required stock exchange and regulatory review (including the SEC and NASDAQ), receipt of any mutually agreed required regulatory approvals, and expiration of any waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and/or other applicable antitrust or trade laws; (iii) no governmental entity having issued any order, decree, ruling, injunction or other action restraining or enjoining or otherwise prohibiting the consummation of the Asset Acquisition and no law or regulations shall have been adopted that make consummation of the Asset Acquisition illegal or otherwise prohibited; and (iv) approval of the Asset Acquisition by iR’s board of directors and stockholders (the latter as applicable).

The obligation of Super League to consummate the Asset Acquisition will be subject to customary closing conditions, including, but not limited to: (i) the bring-down at the closing of the Asset Acquisition of representations, warranties and covenants of iR to a customary standard; (ii) iR shall have delivered all third- party approvals; (iii) no material adverse change having occurred with respect to iR; and (iv) closing conditions that are appropriate following the completion of due diligence.

The obligation of iR to consummate the Asset Acquisition will be subject to customary closing conditions, including, but not limited to: (i) the bring-down at the closing of the Asset Acquisition of representations, warranties and covenants of Super League to a customary standard; and (ii) Super League shall have delivered all third party approvals.

Financial Statements and Financial Information	Promptly after execution hereof, the Parties’ respective advisors will determine the nature and scope of the financial statements and financial information of iR and/or the Purchased Assets required to be included in the Registration Statement and Proxy Statement, and iR will use commercially reasonable efforts to prepare or finalize such financial statements and financial information.

Access	iR will, upon reasonable advance notice and during normal business hours, afford Super League and its representatives with reasonable access to its and its affiliates’ respective assets, properties, facilities, books and records and personnel. iR will furthermore cooperate, and cause its Representatives (as defined below) to cooperate, with Super League and its Representatives regarding all due diligence matters, including document requests. IR will promptly (but in any event within 72 hours) after it becomes aware of such event notify Super League of any material adverse event affecting iR or its affiliates, their respective businesses or iR’s ability to consummate the Transaction in accordance with the terms and conditions of this Term Sheet.

Exclusivity

Each of iR and Super League agree that the “Exclusivity Period” is the period from the date hereof until the earlier of (a) the mutual agreement in writing of iR and Super League to terminate the obligations contained in this Term Sheet, and (b) October 31, 2024, provided that such period shall be extended for rolling 10- day periods upon the written consent of Super League and IR.

During the Exclusivity Period, the Parties will not, and will direct its Representatives acting on its behalf not to, directly or indirectly, with a Competing Counterparty (as defined below): (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or would reasonably be expected to lead to, a Competing Transaction (as defined below); (ii) engage or participate in negotiation or discussions concerning, or provide any non-public information to any person or entity relating to, a Competing Transaction; or (iii) accept any proposal or offer from, or enter into any agreement (including any non-binding agreement) with, any person or entity relating to a Competing Transaction.

In addition, prior to the Closing, iR shall obtain the consents required under the Merger Agreement with Newbury Street Acquisition Corporation. In addition, the Parties shall, and shall cause its Representatives to, (i) terminate immediately after execution hereof any discussions or negotiations with a Competing Counterparty and (ii) promptly (no more than 24 hours) advise each other in writing of any inquiry or proposal regarding a Competing Transaction it may receive.

“Representatives” shall mean the Parties’ subsidiaries (if any) and their and their subsidiaries’ respective directors, officers, employees, advisors (including, without limitation, financial advisors, attorneys, accountants and consultants), agents and other representatives.

A “Competing Transaction” shall mean any (i) sale or transfer of any of the Purchased Assets or assets of Super League to a Competing Counterparty, or (ii) merger or business combination involving any of the Purchased Assets of iR or any of its subsidiaries, on the one hand, and a Competing Counterparty, on the other hand, or assets of Super League on the one hand, and a Competing Counterparty, on the other hand, that would have the same or similar effect as any transaction described in clauses (i) or (ii) hereof, it being understood by the Parties that any sale, transfer, merger, or business combination not involving Purchased Assets shall not constitute a Competing Transaction.

A “Competing Counterparty” shall mean any third party.

Fees and Expenses	Each Party will be responsible for its own fees and expenses in connection with this Term Sheet and the negotiation and consummation of the Asset Acquisition, except as otherwise agreed in the Definitive Agreements.

Miscellaneous

This Term Sheet will be governed by Delaware law, without giving effect to its conflict of law principles, provisions or rules which would require the application of any other law, and the Parties consent to the exclusive jurisdiction of the courts located in the Borough of Manhattan, New York, New York, for all disputes related hereto. Each of the Parties expressly waives any and all objections it may have to venue, including without limitation, the inconvenience of such forum, in any courts. In addition, each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail (or similar private providers of mail services) to such Party’s respective primary address (including the address identified on the signature pages hereto) shall be effective service of process with respect to any matters brought hereunder. Each of the Parties (i) unconditionally waives any right it may have to a trial by jury in respect of any litigation or other proceeding directly or indirectly arising out of this Term Sheet and (ii) agrees and covenants that it shall not seek in any manner to resolve any dispute other than as set forth in this section.

This Term Sheet may only be amended by a written instrument executed by each of the Parties, and the provisions of this Term Sheet may only be waived by a written instrument executed by the Party against whom such waiver is to be effective. This Term Sheet contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings.

iR and Super League agree that, in view of the fact that each of them will be irreparably damaged and will not have an adequate remedy at law in the event that the provisions of this Term Sheet that specifically state they are intended to be binding have not been performed in accordance with their respective terms, and accordingly, the non-breaching party shall be entitled to seek injunctive relief, without posting a bond, including specific enforcement, to enforce the applicable provisions, in addition to any other remedy to which the non-breaching party may be entitled at law. Each Party agrees that if any action should be brought by the other Party in equity to enforce any of the provisions of this Term Sheet, such Party may not raise the defense that there is an adequate remedy at law. Each Party will be liable for any and all reasonable attorneys’ fees and disbursements incurred by the other Party to enforce this Term Sheet against such Party (or any of its affiliates) in any court of competent jurisdiction.

This Term Sheet will terminate immediately following the expiration of the Exclusivity Period, subject to extension upon the mutual agreement of the parties. .

This Term Sheet may be executed in one or more counterparts (including by electronic means), each of which shall be deemed to be an original of the Party or Parties executing the same and all of which, taken together, will be deemed to constitute one and the same document. Except as specifically set forth or referred to herein, nothing herein is intended or shall be construed to confer upon any person or entity, other than the Parties and their successors or assigns, any rights or remedies under or by reason of this Term Sheet. This Term Sheet is not assignable by any of the Parties.

[SIGNATURE PAGE FOLLOWS]

Please acknowledge your acceptance of and agreement to the foregoing by signing and returning to the undersigned as soon as possible a counterpart of this Term Sheet.

Super League Enterprise, Inc.

By: /s/ Ann Hand

Name: Ann Hand

Title: CEO

Accepted and agreed to by the undersigned on behalf of itself and its subsidiaries and affiliates as of this 30th day of September 2024:

Infinite Reality, Inc.

By: /s/ John Acunto

Name: John Acunto

Title: CEO

[SIGNATURE PAGE TO THE TERM SHEET]

APPENDIX A

Preliminary Pro Forma Post-Transaction Capitalization of Super League

	Post-Share Exchange Shares on “as-converted” basis	% Ownership	Post-Transaction Shares on an “as-converted” basis	% Ownership
Super League(1)	22,744,242	90.10%	22,744,242	25.00%
Initial Share Exchange(2)	2,499,090	9.90%	2,499,090	2.75%
iR Acquisition Assets(3)			65,733,636	72.25%
Total	25,243,332	100.00%	90,976,968	100.00%

(1)    Comprised of 22,744,422 shares of common stock and preferred stock (on an as-converted basis); SLE receives equal value of iR common stock ($2,499,090 * $1.30/share, the product of which is $3,248,817.

(2)    Common stock issued in connection with equity exchange; valued at $1.30 per share

(3)    Series B Preferred shares issued in conjunction with the asset acquisition and cash investment; automatically convert into 65.7 million shares of common stock upon conversion of all existing SLE preferred stock.